Exhibit 12


               American General Finance, Inc. and Subsidiaries
              Computation of Ratio of Earnings to Fixed Charges




                                        Years Ended December 31,
                             2000       1999      1998      1997       1996
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes       $  328,624  $282,659  $295,591  $204,353  $ 53,483
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     694,251   573,834   511,587   484,496   493,051
  Implicit interest in
    rents                      15,955    15,195    11,738    10,810    12,007

Total earnings             $1,038,830  $871,688  $818,916  $699,659  $558,541


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)  $  694,251  $573,834  $511,587  $484,496  $493,051
  Implicit interest in
    rents                      15,955    15,195    11,738    10,810    12,007

Total fixed charges        $  710,206  $589,029  $523,325  $495,306  $505,058


Ratio of earnings to
  fixed charges                  1.46      1.48      1.56      1.41      1.11